Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Pre-Effective Amendment No. 1 to Form S-3 No. 333-127955) and related Prospectus of HomeBanc Corp., HomeBanc Mortgage Corporation, HMB Capital Trust II, and HMB Capital Trust III, and to the incorporation by reference therein of our report dated March 21, 2005, with respect to the consolidated financial statements of HomeBanc Corp. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/S/ ERNST & YOUNG LLP

Atlanta, Georgia

September 21, 2005